Exhibit (n)(2)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

OFS Capital Corporation

We have audited the accompanying consolidated statements of operations, changes in net assets and cash flows (collectively, the “financial statements”) for the year ended December 31, 2013, of OFS Capital Corporation and Subsidiaries (collectively, the “Company”). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations of OFS Capital Corporation and Subsidiaries and their cash flows for the year ended December 31, 2013 in conformity with U.S. generally accepted accounting principles.

/s/ RSM US LLP

Chicago, Illinois

March 17, 2014